EXHIBIT 10.4

SERVICE AGREEMENT

This Service Agreement (this “Agreement”), dated as of October 26, 2006 (the “Effective Date”), is by and between R-G Financial Corporation (“RG”), RG Financial Tower, 290 Jesús T. Piñero Ave., San Juan, Puerto Rico, 00918, and Quilichini & Oliver (“Service Provider”).

ARTICLE I

Relationship of the Parties

SERVICE PROVIDER and RG intend that SERVICE PROVIDER is to act and perform as an independent contractor of RG. No provision of this Agreement is intended to create any employment, partnership or joint venture relationship between the parties. SERVICE PROVIDER and RG agree that SERVICE PROVIDER shall retain the authority to direct the day-to-day operations of its business.

ARTICLE II

Services to be Provided by SERVICE PROVIDER; Compensation

SERVICE PROVIDER agrees to provide to RG legal representation and services, as agreed to by the parties and as approved by RG, as set forth hereinafter. As consideration for the services to be provided by SERVICE PROVIDER, RG agrees to pay to SERVICE PROVIDER during the term of this Agreement, the following approximate sums:

- Hourly rates:

- Senior attorneys:	$170/ hr. or $140/ hr, depending on seniority
- Junior attorneys:	$110/ hr.
- Paralegals:	$ 45/ hr.

- Reimbursement of costs and out-of-pocket expenses

- Deeds of cancellation of mortgages: Fees in the sum of $240,000/ year.

ARTICLE III

Confidentiality

(a) SERVICE PROVIDER acknowledges that certain confidential information of RG and its customers may be disclosed to SERVICE PROVIDER in connection with this Agreement and the matters contemplated hereunder. SERVICE PROVIDER agrees to hold in confidence any such confidential information and, to maintain such information in confidence and not to disclose such information without the prior written consent of the disclosing party, except in connection with the performance of its obligations under this Agreement.

(b) The parties recognize that the unauthorized disclosure of confidential information by a party or its employees, agents or servants who are or may be exposed to such confidential information may give rise to irreparable injury to the other party, which may not be adequately compensated by damages. Accordingly, in the event of a breach or threatened breach of this Article, the injured party shall be entitled to injunctive relief restraining the other party from disclosing, in whole or in part, confidential information as defined in this paragraph. Nothing herein shall be construed as prohibiting the injured party from pursing any other remedies available to it for such breach or threatened breach.

(c) SERVICE PROVIDER agrees to implement appropriate measures designed to protect against unauthorized access to or use of customer information that could result in substantial harm or inconvenience to any customer of RG. SERVICE PROVIDER shall notify RG as soon as it learns of any breach of security that results in an unauthorized intrusion into RG’s customer information systems maintained by SERVICE PROVIDER (** if applicable).

(d) The undertakings in this Article shall survive the termination of this Agreement.

ARTICLE IV

Indemnification; Limitation of Liability; Insurance

Section 4.1 Indemnification. SERVICE PROVIDER, shall indemnify, defend and hold RG, its officers, partners, employees, agents and consultants harmless, from and against any and all liabilities, losses, damages, claims, causes of action and expenses (including reasonable attorneys’ fees), whether or not covered by insurance (including self-insured insurance and reserves), whenever arising or incurred, that are caused or asserted to have been caused as a result of any violation, during the term of this Agreement, of the Gramm-Leach-Bliley Act (15 U.S.C. Section 6801, et seq.), any federal rules and regulations thereunder, or any claims under the Constitution or laws of the Commonwealth of Puerto Rico regarding the right to privacy and state law tort claims by (i) SERVICE PROVIDER and/or its partners, agents, employees and/or contractors or subcontractors, or (ii) RG solely as a result of SERVICE PROVIDER’s breach of this Agreement.

Section 4.2 Force Majeure. Notwithstanding any other provision of this Agreement, SERVICE PROVIDER shall not be liable for any failure, inability to perform, or delay in performance hereunder, if such failure, inability, or delay be due to acts of God, war, civil commotion, governmental action, fire, explosion, strikes, other industrial disturbances, equipment malfunction that is beyond its reasonable control, or any other cause that is beyond its reasonable control.

Section 4.3. Insurance. SERVICE PROVIDER shall at all times during the term of this Agreement maintain a reasonable level of professional malpractice / errors & omissions insurance coverage in relation to its industry and business activities.

ARTICLE V

Term and Termination

This Agreement shall begin on the Effective Date and shall continue until terminated by either party by giving written notice of such termination to the other party.

ARTICLE VI

General Provisions

Section 6.1 Amendments. Subject to Section 6.11, this Agreement shall not be modified or amended except by a written document executed by each of the parties to this Agreement, and such written modification(s) or amendment(s) shall be attached hereto.

Section 6.2 Waiver of Provisions. Any waiver of any terms and conditions of this Agreement must be in writing, and signed by both RG and SERVICE PROVIDER. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions of the Agreement.

Section 6.3 Additional Documents. SERVICE PROVIDER and RG agree to execute any document or documents that may be requested from time to time by the other party to implement or complete such party’s obligations pursuant to this Agreement.

Section 6.4 Attorneys’ Fees. If legal action is commenced by either party to enforce or defend its rights under this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys’ fees in addition to any other relief granted.

Section 6.5 Parties In Interest; No Third-Party Beneficiaries. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and permitted assigns of the parties to this Agreement. Neither this Agreement nor any other agreement contemplated in this Agreement shall be deemed to confer upon any person not a party to this Agreement any rights or remedies contained in this Agreement.

Section 6.6 Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 6.7 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 6.8 Governing Law. This agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Puerto Rico.

Section 6.9 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

Section 6.10 Reference to Agreement. Use of the words “herein”, “hereof”, “hereto” and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement, unless otherwise noted.

Section 6.11 Intervention and Reports by the CFO. The following actions shall require the approval or ratification of the Chief Financial Officer of RG (the “CFO”) or in his absence, that of the Chief Administrative Officer:

a)	The execution of this Agreement;

b)	Any amendment to or waiver of any provision of this Agreement;

c)	The payment of all invoices submitted by the SERVICE PROVIDER hereunder;

d)	From the date of this Agreement, all assignments hereunder to the SERVICE PROVIDER, except those related to the deeds of cancellation of mortgages, as provided in Article II.

The CFO shall submit quarterly reports to the Audit Committee of the Board of Directors of RG on the engagement of and assignments to the SERVICE PROVIDER hereunder, including those assignments made by Norberto Medina, General Counsel of RG.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

R-G FINANCIAL CORPORATION		SERVICE PROVIDER QUILICHINI & OLIVER

By:	/s/ Ramón Luis Nieves, Esq.	By:	/s/ Gilberto Oliver Vázquez, Esq.
	Ramón Luis Nieves, Esq.		Gilberto Oliver Vázquez, Esq.
Legal Counsel

Ratified by:	/s/ Vicente Gregorio
Vicente Gregorio
Chief Financial Officer
R-G Financial Corp.

Ratified by:	/s/ Melba Acosta
Melba Acosta
Chief Administrative Officer
R-G Financial

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